Exhibit 99.1

Amesite Inc. (NASDAQ: AMST) Announces That it Has Regained Compliance with Nasdaq Listing Requirements

DETROIT, MI. (March 10, 2023) –Amesite Inc. (NASDAQ: AMST), a leading artificial intelligence software company offering a cloud-based learning platform that delivers 99% learner retention for business and education markets, announced today that it has received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) that it has regained compliance with the minimum bid price requirement of $1.00 per share under Nasdaq Listing Rule 5550(a)(2), meets the stockholders’ equity requirement in Nasdaq Listing Rule 5550(b)(1) and meets all other applicable criteria for continued listing.

Amesite had previously been notified by Nasdaq on March 8, 2022 that it was not in compliance with the minimum bid price requirement because its common stock failed to maintain a minimum bid price of $1.00 per share. In order to regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on March 7, 2023, the tenth consecutive trading day when the closing bid price of the Company's common stock was over $1.00.

Dr. Ann Marie Sastry, Amesite’s CEO said, “We are pleased to regain compliance with the Nasdaq listing requirements and continue to focus on generating greater revenue through larger deals. Leveraging generative AI is enabling us to simultaneously grow our platform capabilities, drive scale and efficiency for our entire customer base.”

About Amesite Inc.

Amesite delivers its scalable, customizable, white-labeled online learning platform to universities, businesses, museums, and government agencies, enabling them to deliver outstanding digital learning. Amesite provides a single system that combines eCommerce, instruction, engagement, analytics, and administration using best-in-class infrastructure to serve multi-billion-dollar online learning markets. For more information, visit www.amesite.io.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company's planned online machine learning platform, the Company's business plans, any future commercialization of the Company's online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company's filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Christine Petraglia

TraDigital IR

(917) 633-8980

christine@tradigitalir.com